UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2017

Insys Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35902	51-0327886
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1333 South Spectrum Blvd, Suite 100

Chandler, Arizona 85286

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (480) 500-3127

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2017, Insys Therapeutics, Inc. (the “Company”) announced that, effective April 17, 2017, Saeed Motahari, will (i) become the Company’s President and Chief Executive Officer (“CEO”) and (ii) be appointed as a director on the Company’s Board of Directors.  A copy of this press release announcing Mr. Motahari as the Company’s future CEO is attached hereto as Exhibit 99.1.  In connection with appointing Mr. Motahari as CEO and upon the commencement of his employment, the Board designated him as an “officer” for purposes of Section 16 of the Securities Exchange Act of 1934 and an “executive officer” of the Company for purposes of disclosure in the Company's annual report on Form 10-K and proxy statement in accordance with Rule 3b-7 under the Exchange Act and Item 401(b) of Regulation S-K.

In connection with the commencement of his employment, the Compensation Committee of the Board has approved the following compensation for Mr. Motahari: (i) an option grant for 325,000 (three hundred and twenty five thousand) shares of the Company’s common stock, with such option grant vesting equaling over a 48 (forty-eight) month period and priced at the closing price for the Company’s common stock on his first date of employment (subject to such other terms and conditions as set forth in the applicable equity plan and any relevant option agreement accompanying any such option grant); (ii) a grant of 33,000 (thirty three thousand) restricted stock units vesting annually and equally over 36 (thirty six) months priced at the closing price for the Company’s common stock on his first date of employment (subject to such other terms and conditions as set forth in the applicable equity plan and any relevant grant agreement accompanying any such grant); (iii) a base salary at the annualized rate of $675,000 (six hundred seventy-five thousand U.S. dollars), to be paid consistent with Company’s payroll policies and protocols; (iv) eligibility of a performance-based, cash bonus of up to one hundred percent (100%) of his base salary at “target,” with eligibility to participate in any additional officer incentive program of the Company adopted by the Board and/or the compensation committee of the Board that provides for the payment of annual performance-based cash bonuses to the Company’s executive officers, with a guaranteed cash bonus for the fiscal year ended December 31, 2017 of a minimum of 80% ($540,000) of his annual base salary.  Any cash bonus earned by Mr. Motahari pursuant to any such program will be subject to standard payroll deductions and applicable tax withholdings and Mr. Motahari must remain employed by the Company as an employee in good standing through the end of the applicable calendar year and the payout date in order to receive the bonus.  Mr. Motahari will also receive customary benefits such as relocation assistance, health and life insurance and retirement benefits.

The Company will also enter into with Mr. Motahari: (i) the Company’s director and officer indemnity agreement, the form of which has been previously filed with the Securities and Exchange Commission and (ii) an employment agreement detailing other parameters around his compensation, duties and responsibilities, which will be filed with the Securities and Exchange Commission after execution.

Item 9.01        Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 27, 2017 that Saeed Motahari will become the President and Chief Executive Officer and a member of the Board of Directors of Insys

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 27, 2017	Insys Therapeutics, Inc.

	By:	/s/ Darryl S. Baker
Darryl S. Baker
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated March 27, 2017 Announcing that Saeed Motahari will become the President and Chief Executive Officer and a member of the Board of Directors of Insys